Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form S-1 of SHF Holdings, Inc. and the related Prospectus of our report dated April 15, 2026, except for the adjustments to the 2024 and 2025 consolidated financial statements and related disclosures for the September 30, 2026 reverse stock split described in the Reverse Stock Splits section of Note 2, and our opinion on those adjustments, as to which the date is November 13, 2026. Our report relates to the consolidated financial statements of SHF Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2025, and to the September 2026 reverse stock split adjustments and related disclosures to the 2024 and 2025 consolidated financial statements. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern and an emphasis-of-matter paragraph regarding customer concentration.

We also consent to the reference to us under the caption “Experts” in the Registration Statement and the related Prospectus.

/s/ Macias Gini & O’Connell LLP

Irvine, California

November 13, 2026